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                                                                    EXHIBIT 99.6

                    LETTER FROM BROKERS OR OTHER NOMINEES TO
                              BENEFICIAL OWNERS OF
                               SHARES OF COMMON STOCK
                    OFFERED PURSUANT TO SUBSCRIPTION RIGHTS
                         DISTRIBUTED TO STOCKHOLDERS OF
                             AVIATION SALES COMPANY

To Our Clients:

   Enclosed for your consideration are a Prospectus, dated        , 2001, and
the Instructions as to Use of Aviation Sales Company Subscription Certificates relating to the offer by Aviation Sales Company ("Aviation Sales") to issue additional shares (the "Shares") of its common stock (the "Common Stock") at a subscription price of $.8325 per Share, in cash (the "Subscription Price"), pursuant to subscription rights (the "Rights") initially distributed to holders of record ("Record Owners") of shares of Common Stock as of 5:00 p.m. New York
City time on        , 2001 (the "Record Date").

   As described in the Prospectus, you will receive 1.599 Rights for each pre-reverse split share of Common Stock carried by us in your account as of the Record Date. No fractional Rights will be granted; if a fractional Right would be calculated for you as a result of the ratio described above, the number of Rights granted to you will be rounded up to the nearest whole Right. You are entitled to subscribe for one (1) Share for each whole Right granted to you (the "Basic Subscription Privilege") at the Subscription Price. You will also have the right (the "Oversubscription Privilege"), subject to proration, to subscribe for Shares available after satisfaction of all subscriptions pursuant to the Basic Subscription Privilege at the Subscription Price. If there are insufficient additional Shares to satisfy all exercised Oversubscription Privileges, such additional Shares will be allocated pro rata among all the holders of the Rights exercising Oversubscription Privileges, in proportion to the number of Shares each such holder has purchased pursuant to his or her respective Basic Subscription Privilege. You must elect to exercise your Oversubscription Privilege (or not) at the time you exercise your Basic Subscription Privilege, and you must exercise your Basic Subscription Privilege in full in order to exercise your Oversubscription Privilege.

   In general, the Rights are generally nontransferable. You may transfer your Rights, however, to your immediate relatives (i.e., your spouse, children and parents), to entities wholly owned or controlled by you, and to certain other permitted transferees more fully described in the Prospectus.

   THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF THE SHARES OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF THE RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Shares to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus and "Instructions as to Use of Aviation Sales Company Subscription Certificates." However, we urge you to read these documents carefully before instructing us to exercise your Rights.

   Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the offering described in the Prospectus. The offering will
expire on        , 2001, at 5:00 P.M., New York City time, unless the offering is extended by Aviation Sales. Once you have exercised a Right, such exercise may not be revoked.

   If you wish to have us, on your behalf, exercise the Rights for any Shares to which you are entitled please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter.

   ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD BE
DIRECTED TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AT            . YOU MAY
CALL CONTINENTAL STOCK TRANSFER & TRUST COMPANY TOLL FREE AT (   )   .